Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 27th day of January, 2010, by Chesapeake Lodging, L.P., a Delaware limited partnership (the “Company”), and Chesapeake Lodging Trust, a Maryland real estate investment trust (the “REIT”), each with its principal place of business at 710 Route 46 East, Suite 206, Fairfield, NJ 07004, and D. Rick Adams, residing at the address on file with the REIT (the “Executive”).

WHEREAS, the REIT is the general partner of the Company; and

WHEREAS, the parties desire to enter into this agreement to reflect the Executive’s executive capacities in the REITs business and to provide for the Company’s and the REIT’s employment of the Executive; and

WHEREAS, the parties wish to set forth the terms and conditions of that employment;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.	Term of Employment

The Company and the REIT hereby employ the Executive, and the Executive hereby accepts employment with the Company and the REIT, upon the terms and conditions set forth in this Agreement. Unless terminated earlier pursuant to Section 5, the Executive’s employment pursuant to this Agreement shall be for the two (2) year period commencing on the date of closing of the initial public offering of the REIT’s common shares of beneficial interest pursuant to the REIT’s registration statement on Form S-11 filed with the Securities and Exchange Commission (the “Commencement Date”) and ending on the second anniversary of the Commencement Date (the “Initial Term”). The Initial Term shall be extended for an additional twelve (12) months on each anniversary of the Commencement Date unless the Company or the Executive provides written notice to the contrary at least ninety (90) days before the applicable anniversary of the Commencement Date. The Initial Term, together with any such extensions, shall be referred to herein as the “Employment Period.” In the event that the Board of Trustees of the REIT (the “Board of Trustees”) determines that active efforts to complete the closing of the initial public offering have been abandoned, this Agreement shall become null and void.

2.	Title; Duties

The Executive shall be employed as Senior Vice President and Chief Investment Officer of the REIT. The Executive shall report to the Board of Trustees, who shall have the authority to direct, control and supervise the activities of the Executive. The Executive shall perform such services consistent with his position as may be assigned to him from time to time by the Board of Trustees and are consistent with the bylaws of the REIT and the Agreement of Limited Partnership of the Company as it may be amended from time to time, including, but not limited to, managing the affairs of the REIT and the Company.

3.	Extent of Services

(a)	General. The Executive agrees not to engage in any business activities during the Employment Period except those which are for the sole benefit of the Company or the REIT and their subsidiaries (the Company and the REIT are hereinafter referred to as the “Company Group”), and to devote his entire business time, attention, skill and effort to the performance of his duties under this Agreement. Notwithstanding the foregoing, the Executive may, without impairing or otherwise adversely affecting the Executive’s performance of his duties to the Company Group, (i) engage in personal investments and charitable, professional and civic activities, and (ii) with the prior approval of the Board of Trustees, serve on the boards of directors of corporations other than the REIT, provided, however, that no such approval shall be necessary for the Executive’s continued service on any board of directors on which he was serving on the date of this Agreement, all of which have been previously disclosed to the Board of Trustees in writing and provided further, that in no event shall the Executive be permitted to serve on the board of directors of any other entity that owns, operates, acquires, sells, develops and/or manages any hotel or similar asset in the lodging industry. The Executive shall perform his duties to the best of his ability, shall adhere to the Company Group’s published policies and procedures, and shall use his best efforts to promote the Company Group’s interests, reputation, business and welfare.

(b)	Corporate Opportunities. The Executive agrees that he will not take personal advantage of any business opportunities which arise during his employment with the Company Group and which may be of benefit to the Company Group. All material facts regarding such opportunities must be promptly reported by the Executive to the Board of Trustees for consideration by the Company Group.

4.	Compensation and Benefits

(a)	Salary. The Company shall pay the Executive a gross base annual salary (“Base Salary”) of $275,000. The salary shall be payable in arrears in approximately equal semi-monthly installments (except that the first and last such semi-monthly installments may be prorated if necessary) on the Company’s regularly scheduled payroll dates, minus such deductions as may be required by law or reasonably requested by the Executive. The REIT’s Compensation Committee (the “Compensation Committee”) shall review his Base Salary annually in conjunction with its regular review of employee salaries and may increase (but not decrease) his Base Salary as in effect from time to time as the Compensation Committee shall deem appropriate.

(b)

Annual Bonus. Executive shall be entitled to earn bonuses with respect to each fiscal year (or partial fiscal year), based upon Executive’s and the Company Group’s achievement of performance objectives set by the Company, with a threshold bonus of twenty- five percent (25%) of Executive’s annual salary for such fiscal year (or partial fiscal year), a targeted bonus of fifty percent (50%) of Executive’s annual salary for such fiscal year (or partial fiscal year), and a maximum bonus of seventy-five percent (75%) of Executive’s annual salary for such fiscal year (or partial fiscal year). Any such bonus earned by the Executive shall be paid annually by March 15 of the year following the end of the year for which the bonus was earned.

(c)	Restricted Share Grants. The Company shall grant to the Executive 22,500 of the REIT’s common shares of beneficial interest subject to certain time vesting requirements and other conditions set forth in the applicable award agreement. The number of time-based restricted common shares of beneficial interest granted to the Executive will be adjusted ratably based on the aggregate number of the REIT’s common shares of beneficial interest outstanding following the offering, including for this calculation common shares of beneficial interest sold upon exercise of the underwriters’ overallotment option, plus the total number of shares sold in the concurrent private placements.

(d)	Other Benefits. The Executive shall be entitled to paid time off and holiday pay in accordance with the Company Group’s policies in effect from time to time and shall be eligible to participate in such life, health, and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits as the Company Group extends, as a matter of policy, to its executive employees. The Company Group shall maintain a disability insurance policy or plan covering the Executive during the Employment Period.

(e)	Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers, and/or such other supporting information as the Company may reasonably request.

(f)	Timing of Reimbursements. Any reimbursement under this Agreement that is taxable to the Executive shall be made by December 31 of the calendar year following the calendar year in which the Executive incurred the expense.

5.	Termination

(a)	Termination by the Company for Cause. The Company may terminate the Executive’s employment under this Agreement at any time for Cause, upon written notice by the Company to the Executive. For purposes of this Agreement, “Cause” for termination shall mean any of the following: (i) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any felony; (ii) fraud, misappropriation or embezzlement by the Executive; (iii) the Executive’s willful failure or gross negligence in the performance of his assigned duties for the Company Group, which failure or negligence continues for more than fifteen (15) calendar days following the Executive’s receipt of written notice of such willful failure or gross negligence; (iv) the Executive’s breach of any of his fiduciary duties to the Company Group; (v) any act or omission of the Executive that has a demonstrated and material adverse impact on the Company Group’s reputation for honesty and fair dealing; or (vi) the breach by the Executive of any material term of this Agreement.

(b)	Termination by the Company Without Cause or by the Executive Without Good Reason. Either party may terminate this Agreement at any time without Cause (in the case of the Company) or without Good Reason (in the case of the Executive), upon giving the other party sixty (60) days’ written notice. At the Company’s sole discretion, it may substitute sixty (60) days’ salary (or any lesser portion for any shortened period provided) in lieu of notice. Any salary paid to the Executive in lieu of notice shall not be offset against any entitlement the Executive may have to the Severance Payment pursuant to Section 6(c).

(c)	Termination by Executive for Good Reason. The Executive may terminate his employment under this Agreement at any time for Good Reason, upon written notice by the Executive to the Company. For purposes of this Agreement, Good Reason for termination shall mean, without the Executive’s consent, (i) the assignment to the Executive of substantial duties or responsibilities inconsistent with the Executive’s position at the Company Group, or any other action by the Company Group which results in a substantial diminution of the Executive’s duties or responsibilities other than any such reduction which is remedied by the Company Group within 30 days of receipt of written notice thereof from the Executive; (ii) a requirement that the Executive work principally from a location outside the fifty (50) mile radius from the Company’s address first written above or the headquarters to be established upon the closing of the Company’s initial public offering; (iii) a substantial reduction in the Executive’s aggregate Base Salary and other compensation taken as a whole, excluding any reductions caused by the failure to achieve performance targets. Good Reason shall not exist pursuant to any subsection of this Section 5(c) unless (A) the Executive shall have delivered notice to the Board within 90 days of the initial occurrence of such event constituting Good Reason, and (B) the Board fails to remedy the circumstances giving rise to the Executive’s notice within 30 days of receipt of notice. The Executive must terminate his employment under this Section 5(c) at a time agreed reasonably with the Company, but in any event within two years from the initial occurrence of an event constituting Good Reason.

(d)	Executive’s Death or Disability. The Executive’s employment shall terminate immediately upon his death or, upon written notice as set forth below, his Disability. As used in this Agreement, Disability shall mean such physical or mental impairment as would render the Executive eligible to receive benefits under the long-term disability insurance policy or plan then made available by the Company Group to the Executive. If the Employment Period is terminated by reason of the Executive’s Disability, either party shall give thirty (30) days’ advance written notice to that effect to the other.

6.	Effect of Termination

(a)

General. Regardless of the reason for any termination of this Agreement, the Executive (or the Executive’s estate if the Employment Period ends on account of the Executive’s death) shall be entitled to (i) payment of any unpaid portion of his Base Salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder; (iii) continued insurance benefits to the extent required by law; (iv) payment of any vested but unpaid rights as required independent of this Agreement by the terms of any bonus or other incentive pay or equity plan, or any other employee benefit plan or program of the Company Group; and (v) except in the case of Termination by the Company for Cause, any bonus or incentive compensation that was approved but not paid.

(b)	Termination by the Company for Cause or by Executive Without Good Reason. If the Company terminates the Executive’s employment for Cause or the Executive terminates his employment without Good Reason, the Executive shall have no rights or claims against the Company Group except to receive the payments and benefits described in Section 6(a).

(c)	Termination by the Company Without Cause. Except as provided in Section 6(d), if the Company terminates the Executive’s employment without Cause pursuant to Section 5(b), the Executive shall be entitled to receive, in addition to the items referenced in Section 6(a), the following:

(i)	continued payment of his Base Salary, at the rate in effect on his last day of employment, for a period of twelve (12) months (the “Severance Payment”). The Severance Payment shall be paid in approximately equal installments on the Company’s regularly scheduled payroll dates, subject to all legally required payroll deductions and withholdings for sums owed by the Executive to the Company Group;

(ii)	continued payment by the Company for the Executive’s life and health insurance coverage during the twelve (12) month severance period referenced in Section 6(c)(i) to the same extent that the Company paid for such coverage immediately prior to the termination of the Executive’s employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable during the twelve (12) month severance period, the Company thereafter shall be obliged only to pay to the Executive an amount which, after reduction for income and employment taxes, is equal to the employer premiums for such insurance for the remainder of such severance period;

(iii)	vesting as of the last day of his employment in any unvested portion of any option and any restricted shares previously issued to the Executive by the Company Group; and

(iv)	a bonus equal to the greater of (x) the average of all bonuses paid to the Executive (taking into account a payment of no bonus or a payment of a bonus of $0) over the preceding thirty-six (36) months (or the period of the Executive’s employment if shorter), and (y) the most recent bonus paid to the Executive. Such bonus shall be paid to the Executive within sixty (60) days following the end of the fiscal year in which such termination occurs.

None of the benefits described in this Section 6(c) will be payable unless the Executive has signed a general release (attached hereto as Exhibit A) within 45 days of date of termination, which has (and not until it has) become irrevocable, satisfactory to the Company in the reasonable exercise of its discretion, releasing the Company, its affiliates, including the REIT, and their officers, trustees and employees, from any and all claims or potential claims arising from or related to the Executive’s employment or termination of employment.

(d)	Termination Following Change in Control. If, during the Employment Period and within twelve (12) months following a Change in Control, the Company (or its successor) terminates the Executive’s employment without Cause pursuant to Section 5(b) or the Executive terminates his employment for Good Reason pursuant to Section 5(c), the Executive shall be entitled to receive, in addition to the items referenced in Section 6(a), the following:

(i)	continued payment of his Base Salary, at the rate in effect on his last day of employment, for a period of twenty-four (24) months (the “Control Change Severance Payment”). The Control Change Severance Payment shall be paid in approximately equal installments on the Company’s regularly scheduled payroll dates, subject to all legally required payroll deductions and withholdings for sums owed by the Executive to the Company Group;

(ii)	continued payment by the Company for the Executive’s life and health insurance coverage during the twenty-four (24) month severance period referenced in Section 6(d)(i) to the same extent that the Company paid for such coverage immediately prior to the termination of the Executive’s employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable during the twenty-four (24) month severance period, the Company thereafter shall be obliged only to pay to the Executive an amount which, after reduction for income and employment taxes, is equal to the employer premiums for such insurance for the remainder of such severance period;

(iii)	vesting as of the last day of his employment in any unvested portion of any option and any restricted shares previously issued to the Executive by the Company Group; and

(iv)	a bonus equal to two (2) times the greater of (x) the average of all bonuses paid to the Executive (taking into account a payment of no bonus or a payment of a bonus of $0) over the preceding thirty-six (36) months (or the period of the Executive’s employment if shorter), and (y) the most recent bonus paid to the Executive. Such bonus shall be paid to the Executive within sixty (60) days following the end of the fiscal year in which such termination occurs.

(v)	(A) In the event that any Control Change Severance Payment, insurance benefits, accelerated vesting, pro-rated bonus or other benefit payable to the Executive (under this Agreement or otherwise), shall (1) constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code (the “Code”) (“Parachute Payments”) and (2) be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the “Excise Tax”), then the Company shall pay to the Executive an additional amount (the “Gross-Up Amount”) such that the net benefits retained by the Executive after the deduction of the Excise Tax (including interest and penalties) and any federal, state or local income and employment taxes (including interest and penalties) upon the Gross-Up Amount shall be equal to the benefits that would have been delivered hereunder had the Excise Tax not been applicable and the Gross-Up Amount not been paid. Any such Gross-Up Amount shall be paid by the end of the taxable year following the taxable year in which the Excise Tax was paid.

(B) For purposes of determining the Gross-Up Amount: (1) Parachute Payments provided under arrangements with the Executive other than under any bonus or other incentive pay or equity plan or program of the Company (collectively, the “Plan”) and this Agreement, if any, shall be taken into account in determining the total amount of Parachute Payments received by the Executive so that the amount of excess Parachute Payments that are attributable to provisions of the Plan and Agreement is maximized; and (2) the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the Executive’s taxable year in which the Parachute Payments are includable in the Executive’s income for purposes of federal, state and local income taxation.

(C) The determination of whether the Excise Tax is payable, the amount thereof, and the amount of any Gross-Up Amount shall be made in writing in good faith by a nationally recognized independent certified public accounting firm selected by the Company and approved by the Executive, such approval not to be unreasonably withheld (the “Accounting Firm”). If such determination is not finally accepted by the Internal Revenue Service (or state or local revenue authorities) on audit, then appropriate adjustments shall be computed (including Executive’s return of excess payments) based upon the amount of Excise Tax and any interest or penalties so determined; provided, however, that the Executive in no event shall owe the Company any interest on any portion of the Gross-Up Amount that is returned to the Company. For purposes of making the calculations required by this Section 6(d)(v), to the extent not otherwise specified herein, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon. The Company and the Executive shall furnish such information and documents as may be reasonably requested in connection with the performance of the calculations under this Section 6(d)(v). The Company shall bear all costs incurred in connection with the performance of the calculations contemplated by this Section 6(d)(v). The Company shall pay the Gross-Up Amount to the Executive no later than sixty (60) days following receipt of the Accounting Firm’s determination of the Gross-Up Amount.

(vi)	None of the benefits described in this Section 6(d) will be payable unless the Executive has signed a general release (attached hereto as Exhibit A) within 45 days of date of termination, which has (and not until it has) become irrevocable, satisfactory to the Company in the reasonable exercise of its discretion, releasing the Company, its affiliates, including the REIT, and their officers, trustees and employees, from any and all claims or potential claims arising from or related to the Executive’s employment or termination of employment.

(vii)	For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(A) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity;

(B) a sale of substantially all of the assets of the Company to another person or entity; or

(C) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or affiliates of the Company or affiliates of such shareholders immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of shares of beneficial interest of the Company.

(e)	Termination In the Event of Death or Disability.

(i)	If the Executive’s employment terminates because of his death, any unvested portion of any option and any restricted shares previously issued to the Executive by the Company Group shall become fully vested as of the date of his death. In addition, the Executive’s estate shall be entitled to receive a pro-rata share of any performance bonus to which he otherwise would have been entitled for the fiscal year in which his death occurs.

(ii)	In the event the Executive’s employment terminates due to his Disability, he shall be entitled to receive his Base Salary until such date as he shall commence receiving disability benefits pursuant to any long-term disability insurance policy or plan provided to him by the Company Group. In addition, as of the effective date of the termination notice specified in Section 5(d), the Executive shall vest in any unvested portion of any option and any restricted shares previously granted to him by the Company Group. The Executive also shall be entitled to receive a pro-rata share of any performance bonus to which he otherwise would have been entitled for the fiscal year in which his employment terminates due to his Disability.

7.	Confidentiality

(a)	Definition of Proprietary Information. The Executive acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to the Company Group’s past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of leases, asset management agreements and other contracts; tenant and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, leasing or sales activities of the Company Group, or of a third party which provided proprietary information to the Company Group on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by the Company Group and the Executive as proprietary and confidential (the “Proprietary Information”).

(b)	Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include information in the public domain not as a result of a breach of any duty by the Executive or any other person.

(c)	Obligations. Both during and after the Employment Period, the Executive agrees to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement is signed or afterward. In addition, the Executive shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of the Company Group (or their affiliates) without a legitimate business need to know during the Employment Period; (ii) remove the Proprietary Information from the Company Group’s premises without a valid business purpose; or (iii) use the Proprietary Information for his own benefit or for the benefit of any third party.

(d)

Return of Proprietary Information. The Executive acknowledges and agrees that all the Proprietary Information used or generated during the course of working for the Company Group is the property of the Company Group. The Executive agrees to deliver to the Company Group all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information at any time upon request by the Board of Trustees during his employment and immediately upon termination of his employment.

8.	Noncompetition

(a)	Restriction on Competition. For the period of the Executive’s employment with the Company Group and for twelve (12) months following the expiration or termination of the Executive’s employment by the Company Group (the “Restricted Period”), the Executive agrees not to engage, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, in any of the following: (i) any public or private lodging company, or (ii) any other business that the Company Group conducts as of the date of the Executive’s termination of employment. Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 8(a) solely by reason of his passive ownership of 1% or less of the outstanding stock of any publicly traded corporation or other entity.

(b)	Non-Solicitation of Clients. During the Restricted Period, the Executive agrees not to solicit, directly or indirectly, on his own behalf or on behalf of any other person(s), any client of the Company Group to whom the Company Group had provided services at any time during the Executive’s employment with the Company Group in any line of business that the Company Group conducts as of the date of the Executive’s termination of employment or that the Company Group is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company Group.

(c)	Non-Solicitation of Employees. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, hire or attempt to hire or cause any business, other than an affiliate of the Company Group, to hire any person who is then or was at any time during the preceding six (6) months an employee of the Company Group and who is at the time of such hire or attempted hire, or was at the date of such employee’s separation from the Company Group a vice president, senior vice president or executive vice president or other senior executive employee of the Company Group.

(d)	Acknowledgement. The Executive acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of the Company Group as the result of his employment, as well as access to the relationships between the Company and the REIT and their clients and employees. The Executive further acknowledges that the business of the Company Group is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company Group. The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for the Company Group’s legitimate protection, and do not unduly limit his ability to earn a livelihood.

(e)	Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 7 and 8 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and its affiliates, including the REIT, shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, including the REIT, under law or in equity (including, without limitation, the recovery of damages):

(i)	The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)	The right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

(f)	Without limiting Section 12(i), if any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.	Executive Representation

The Executive represents and warrants to the Company Group that he is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent him from performing his obligations under this Agreement.

10.	Arbitration

(a)	Except as provided in Section 10(b), any disputes between the Company Group and the Executive in any way concerning the Executive’s employment, the termination of his employment, this Agreement or its enforcement shall be submitted at the initiative of either party to mandatory arbitration in Maryland before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the State of Maryland. The parties irrevocably consent to the jurisdiction of the federal and state courts located in Maryland for this purpose. Each party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorneys’ fees and expenses.

(b)	Notwithstanding the foregoing, the Company or the REIT, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief and such other relief as the Company or the REIT shall elect to enforce the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company Group and the Executive that such determination not bar or in any way affect the Company Group’s right, or the right of any of its affiliates, to the relief provided in Section 8(e) above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restrictive Covenants).

11.	Required Delay For Certain Deferred Compensation and Section 409A.

In the event that any compensation with respect to the Executive’s termination is “deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”), the common shares of beneficial interest of the Company or any affiliate is publicly traded on an established securities market or otherwise, and the Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six (6) months from the date of the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company, except in the event of the Executive’s death. On the first day of the seventh month following the date of separation from service with the Company, or, if earlier, the Executive’s death, the Company will make a catch-up payment to the Executive equal to the total amount of such payments that would have been made during the six (6)-month period but for this Section 11. Such catch-up payment shall bear simple interest at the prime rate of interest as published by The Wall Street Journal’s bank survey as of the first day of the six (6)-month period, which such interest shall be paid with the catch-up payment. Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

12.	Miscellaneous

(a)	Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or (iii) in the case of facsimile transmission or delivery by nationally recognized overnight delivery service, when received, addressed as follows:

(i)	If to the Company or the REIT, to:

Chesapeake Lodging Trust

710 Route 46 East

Suite 206

Fairfield, NJ 07004

Attention: Chief Financial Officer

Fax No. (201) 599-0527

(ii)	If to the Executive, to:

D. Rick Adams

Address on file with the REIT

or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

(b)	Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

(d)	Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive, which amendment or modification is consented to by the REIT.

(e)	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to its conflicts of laws principles.

(f)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the Company or the REIT may be merged or which may succeed to its assets or business or any entity to which the Company or the REIT may assign its rights and obligations under this Agreement; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by him.

(g)	Waiver. No delays or omission by the Company, the REIT or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent by the Company shall not be effective unless consented to by the REIT. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(h)	Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(i)	Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(j)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CHESAPEAKE LODGING TRUST

By:	/s/ James L. Francis
James L. Francis
President and Chief Executive Officer

CHESAPEAKE LODGING, L.P.

By:	Chesapeake Lodging Trust, itsgeneral partner

By:	/s/ James L. Francis
James L. Francis
President and Chief Executive Officer

D. RICK ADAMS

/s/ D. Rick Adams

Exhibit A

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (this “Release”) is entered into as of [            ] (the “Effective Date”), by D. Rick Adams (“Executive”) in consideration of severance pay (the “Severance Payment”) provided to Executive by Chesapeake Lodging Trust, a Maryland real estate investment trust (the “Company”), pursuant to the Employment Agreement by and between the Company, Chesapeake Lodging, L.P. and Executive (the “Employment Agreement”).

1. Waiver and Release. Subject to the last sentence of the first paragraph of this Section 1, Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, trustees, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Release, concerning his employment or separation from employment. Subject to the last sentence of the first paragraph of this Section 1, this Release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium. Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and Executive does not release, waive or discharge, the obligations of the Company (a) to make the payments and provide the other benefits contemplated by the Employment Agreement, or (b) under any restricted shares agreement, option agreement or other agreement pertaining to Executive’s equity ownership, or (c) under any indemnification or similar agreement with Executive.

Executive understands that by signing this Release, he is not waiving any claims or administrative charges which cannot be waived by law. He is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Company.

Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.

2. Acknowledgments. Executive is signing this Release knowingly and voluntarily. He acknowledges that:

(a)	He is hereby advised in writing to consult an attorney before signing this Release;

(b)	He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this Release and is signing this Release knowingly and voluntarily of his own free will;

(c)	He is not entitled to the Severance Payment unless he agrees to and honors the terms of this Release;

(d)	He has been given at least twenty-one (21) calendar days to consider this Release, or he or she expressly waives his right to have at least twenty-one (21) days to consider this Release;

(e)	He may revoke this Release within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. He further understands that this Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he or she revokes this Release within the seven (7) day revocation period, he will not receive the Severance Payment;

(f)	He has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Release that he may have against the Employer; and

(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Release.

3. No Admission of Liability. This Release does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Executive, and the Employer expressly denies that any wrongdoing has occurred.

4. Entire Agreement. There are no other agreements of any nature between the Employer and Executive with respect to the matters discussed in this Release, except as expressly stated herein, and in signing this Release, Executive is not relying on any agreements or representations, except those expressly contained in this Release.

5. Execution. It is not necessary that the Employer sign this Release following Executive’s full and complete execution of it for it to become fully effective and enforceable.

6. Severability. If any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

7. Governing Law. This Release shall be governed by the laws of the State of Maryland, excluding the choice of law rules thereof.

8. Headings. Section and subsection headings contained in this Release are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

EXECUTIVE:

D. Rick Adams